Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier (310) 972-5124

MOTORCAR PARTS OF AMERICA ANNOUNCES PROMOTION OF VP CONTROLLER TO CHIEF ACCOUNTING OFFICER AND NEW POSITIONS

LOS ANGELES, CA – November 21, 2019 – Motorcar Parts of America, Inc. (Nasdaq:MPAA) today announced the promotion of Kamlesh Shah to chief accounting officer, succeeding Kevin Daly who will serve as vice president, operational accounting, a newly created position.

Shah, 56, has served as vice president, corporate controller since 2008 -- joining the company in 2007 as assistant controller.

“The changes are intended to bolster our accounting team and enhance our reporting systems and processes to support continued growth and profitability. We have a dynamic team of executives. Their depth of experience is exceptional, and their commitment to the company is impressive,” said Selwyn Joffe, chairman, president and chief executive officer.

“We greatly appreciate Kevin’s contributions as chief accounting officer since 2008, and controller earlier in his tenure with the company.  We look forward to benefiting from his new role, which will focus on operational accounting matters -- particularly the integration and consolidation of acquisitions and a focus on streamlining accounting processes,” Joffe said.

In addition to the changes noted above, the company announced the appointment of Ariel Sulit as assistant vice president, technical accounting -- a newly created position reporting to Kamlesh Shah.  His experience includes technical accounting positions for Verizon; Philips Lighting; Corning; and, Alcatel-Lucent Technologies, Inc., as well as serving for six years as a senior auditor for Ernst and Young’s office in the Philippines. A Certified Public Accountant, he earned a Bachelor of Science degree in accounting from the University of Santo Tomas in Manila, Philippines and a Master of Science degree in accounting from Babson College, Boston, Massachusetts.

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About Motorcar Parts of America, Inc.

Motorcar Parts of America, Inc. is a remanufacturer, manufacturer and distributor of automotive aftermarket parts -- including alternators, starters, wheel bearing and hub assemblies, brake calipers, brake master cylinders, brake power boosters, rotors, brake pads and turbochargers utilized in imported and domestic passenger vehicles, light trucks and heavy-duty applications.  In addition, the company designs and manufactures test solutions for performance, endurance and production testing of electric motors, inverters, alternators, starters, and belt starter generators for the OE, aerospace and aftermarket. Motorcar Parts of America’s products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with facilities located in New York, California, Mexico, Malaysia, China and India, and administrative offices located in California, Tennessee, Mexico, Singapore, Malaysia and Canada.  Additional information is available at www.motorcarparts.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors.  Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2019 and in its Forms 10-Q filed with the SEC for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

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